Amended Investment Advisory Agreement

Calvert Asset Management Company, Inc.

Calvert Variable Series, Inc.

Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Variable Series, Inc. ("CVS") dated March 1, 1999, with respect to the CVS Portfolios shown below, the Advisor is entitled to receive from the listed Portfolios an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio.

Calvert VP SRI Balanced Portfolio	0.425% of the value of the first $500 million
0.375% of the next $500 million
0.325% of assets over $1 billion

Calvert VP SRI Mid Cap Growth Portfolio	0.65%

Calvert VP SRI Equity Portfolio	0.50%

Calvert VP Income Portfolio	0.40%

Effective: April 30, 2010

CALVERT VARIABLE SERIES, INC.

By: /s/ William M. Tartikoff
William M. Tartikoff, Esq.
Vice President and Secretary

CALVERT ASSET MANAGEMENT COMPANY, INC.

By: /s/ Ronald M. Wolfsheimer
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President